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                                                                    Exhibit 12.1


                                                                                FISCAL YEAR ENDED
                                                                                  DECEMBER 31,
                                                             --------------------------------------------------------
                                                              2004       2003        2002         2001        2000
                                                             --------   --------    --------     --------    --------
CONSOLIDATED
EARNINGS:
     ADD:
         Pretax income (loss) from continuing operations
            before adjustment for minority interests in
            consolidated subsidiaries or income (loss) from
            equity investees...........................      $159       $(218)      $(126)       $(424)      $(530)

         Fixed charges.................................       502         490         565          738         805

         Amortization of capitalized interest..........         4           4           4            4           3

         Distributed income of equity investees........        30          29          29            9          --

     LESS:
         Interest capitalized..........................         6           6           8            8           9

         Minority interest in pretax income of
         subsidiaries that have not incurred fixed charges     23           7           8            5          10
                                                             --------   --------    --------     --------    --------

         Earnings......................................      $ 666      $ 292       $ 456        $ 314       $ 259
                                                             ========   ========    ========     ========    ========

FIXED CHARGES:

         Interest expense inclusive of amortized premiums,
         discounts and capitalized expenses related to
         indebtedness..................................      $ 492      $ 481       $ 554        $ 726       $ 793

         Interest capitalized..........................          6          6           8            8           9

         Estimate of the interest component of rental
              expense..................................          4          3           3            4           3

                                                             --------   --------    --------     --------    --------
         Fixed charges.................................      $ 502      $ 490       $ 565        $ 738       $ 805
                                                             ========   ========    ========     ========    ========

RATIO OF EARNINGS TO FIXED CHARGES (1).................        1.3         --          --           --          --
                                                             ========   ========    ========     ========    ========


____________

(1) Earnings were insufficient to cover fixed charges by approximately $198 million, $109 million, $424 million and $546 million in the years ended December 31, 2003, 2002, 2001 and 2000, respectively. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as the sum of (i) pretax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income (loss) from equity investees, (ii) fixed charges, (iii) amortization of capitalized interest and (iv) distributed income of equity investees, less (x) interest capitalized and (y) minority interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of (i) interest expense, including amortization of premiums, discounts and capitalized expenses related to indebtedness, (ii) interest capitalized and (iii) an estimate of the interest component of rental expense.